Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR MARCH 2024

Dallas, Texas, March 5, 2024 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.411450 per unit, payable on March 28, 2024, to unit holders of record on March 15, 2024. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website, which has recently been updated with a new look, at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for December 2023 and the gas production for November 2023, which is considered current production. Preliminary production volumes are approximately 48,104 barrels of oil and 1,046,545 Mcf of gas. Preliminary prices are approximately $89.38 per barrel of oil and $2.45 per Mcf of gas.

This month’s distribution is less than the previous month’s primarily due to a decrease in oil production. This was offset slightly by increased oil and gas prices.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes (a)		Average Price (a)
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	48,104	1,046,545	$89.38	$2.45
Prior Month	56,969	1,346,113	$76.54	$2.28

(a)

Sales volumes are recorded in the month the Trust receives and identifies the related royalty income. Because of this, sales volumes and pricing may fluctuate from month to month based on the timing of cash receipts.

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of February, approximately $488,700 of revenue received will be posted in the following month of March, in addition to normal cash receipts received during March. Since the close of business in February and prior to this press release, $5,600 in revenue has been received.

Approximately $2,800 for 2024 Ad Valorem taxes was deducted from this month’s distribution. These payments are normal expenditures at this time of year.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

*  *   *

Contact:	Nancy Willis – Director of Royalty Trust Services

 Argent Trust Company

 Toll Free (855) 588-7839